Press Release
FOR IMMEDIATE RELEASE
 Contact:  Liz Kaminski
 Telephone:  219-362-751

LAPORTE BANCORP, INC.
ANNOUNCES INITIAL QUARTERLY CASH DIVIDEND

August 16, 2012, LaPorte Bancorp, Inc. (NASDAQ Capital: LPSB) today announced that its Board of Directors declared a quarterly cash dividend of $0.04 per common share.  The dividend will be paid on or about September 5, 2012, to stockholders of record as of the close of business on August 27, 2012.  This represents a dividend yield of 1.6 percent based on the price per share of $9.74 at the close of markets on August 14, 2012, the date on which the Board approved the dividend.  LaPorte Savings Bank, MHC, which held 54.1% of the common stock issued by LaPorte Bancorp, Inc. at June 30, 2012, will not waive its receipt of the dividend.

Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions of Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp and the Bank on the internet at www.laportesavingsbank.com, under Investor Relations.